As filed with the Securities and Exchange Commission on November 10, 2016

Registration No. 333-122998

Registration No. 333-192152

Registration No. 333-145194

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122998

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192152

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145194

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1607394 (IRS Employer Identification Number)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(330) 659-8900
(Address of Registrant’s Principal Executive Offices)

National Interstate Corporation Long Term Incentive Plan

National Interstate Savings and Profit Sharing Plan

(Full title of the plan)

Arthur J. Gonzales

Senior Vice President, General Counsel and Secretary

Richfield, Ohio 44286-9000

(330) 659-8900

(Name, Address and Telephone Number, Including Area Code,
of Agent for Service of Process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On February 25, 2005, National Interstate Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 (Registration Statement No. 333-122998) registering 1,338,800 common shares, $0.01 par value per share, of the Company (the “Common Shares”), issuable under the National Interstate Corporation Long Term Incentive Plan (the “LTIP”). On November 7, 2013, the Company filed with the SEC a Registration Statement on Form S-8 (Registration No. 333-192152) registering an additional 500,000 Common Shares issuable under the LTIP.

On August 7, 2007, the Company filed with the SEC a Registration Statement on Form S-8 (Registration Statement No. 333-145194) registering 250,000 Common Shares issuable under the National Interstate Savings and Profit Sharing Plan (together with the LTIP, the “Plans”).

On November 10, 2016, the Company completed the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated July 25, 2016, by and among Great American Insurance Company, an Ohio corporation (“Parent”), GAIC Alloy, Inc., an Ohio corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, as amended by Amendment No. 1, dated as of August 15, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, the separate corporate existence of Merger Sub ceased and the Company continued its corporate existence as the surviving corporation in the Merger with Parent owning 100% of the equity interests of the Company.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to Registration Statement Nos. 333-122998, 333-192152 and 333-145194 (collectively, the “Registration Statements”). Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to amend the Registration Statements, and such Registration Statements are hereby amended such that all securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Merger, if any, are deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Richfield, State of Ohio, on this 10th day of November, 2016. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 promulgated under the Securities Act of 1933.

Date: November 10, 2016	NATIONAL INTERSTATE CORPORATION

	By:	/s/ Arthur J. Gonzales
		Name:	Arthur J. Gonzales
		Title:	Senior Vice President, General Counsel and Secretary